[SAUER DANFOSS LETTERHEAD]                                       PRESS RELEASE


                                                                 JUNE 13, 2000
SAUER-DANFOSS INC. ANNOUNCES
SECOND QUARTER DIVIDEND OF $0.07 PER SHARE


AMES, IOWA, USA, JUNE 13, 2000 - SAUER-DANFOSS INC. (NYSE: SHS; FSE: SAR), today announced that its board of directors has declared a cash dividend of $0.07 per share for the second quarter ending July 2, 2000. The dividend is payable on July 14, 2000, to stockholders of record as of June 30, 2000.

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture and sale of engineered hydraulic systems and components for use primarily in applications of off-highway mobile equipment. Sauer-Danfoss, with approximately 6,200 employees worldwide and sales of about $840 million, has manufacturing and engineering capabilities in Europe, the United States and China, and principal business centers in Ames, Iowa, Neumunster, Germany, and Nordborg, Denmark. More details online at www.sauer-danfoss.com.


                              -----------------


FOR FURTHER INFORMATION PLEASE CONTACT:
SAUER-DANFOSS INC. - INVESTOR RELATIONS


KENNETH D. MCCUSKEY                Sauer-Danfoss Inc.            Phone:    (515)239-6364
Vice President - Finance           2800 East 13th Street         Fax:      (515)239-6443
                                   Ames, Iowa, USA, 50010     kmccuskey@sauer-danfoss.com

JOHN N. LANGRICK                   Sauer-Danfoss Inc.            Phone: +49-4321-871-190
Director of Finance - Europe       Krokamp 35                    Fax:   +49-4321-871-121
                                   D-24539 Neumunster         jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com